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                                                                   Exhibit 11.1


                       IRIDIUM WORLD COMMUNICATIONS LTD.

                 COMPUTATION OF LOSS PER CLASS A COMMON SHARES
                        (In Thousands Except Share Data)



                                                                     THREE MONTHS ENDED JUNE 30,        SIX MONTHS ENDED JUNE 30,
                                                                     -------------------------------------------------------------
                                                                        1997             1998             1997             1998
                                                                     ----------      -----------       -----------     -----------
NET LOSS APPLICABLE TO CLASS A COMMON SHARES:

Net loss                                                             $      779      $    20,933       $       779     $    38,359
                                                                     ----------      -----------       -----------     -----------

Net loss applicable to Class A Common shares                         $      779      $    20,933       $       779     $    38,359
                                                                     ==========      ===========       ===========     ===========

AVERAGE NUMBER OF CLASS A SHARES:

Average number of Class A Common shares outstanding                   2,769,231       12,058,897        1,392,265       12,033,944

Diluted adjustments (2):
     Assumed exercise of options, warrants
     and conversion of Class B Common Shares                                  -        2,763,655                -        2,570,405
                                                                     ----------      -----------        ----------     -----------

Average number of Class A Common shares assumed to be
     outstanding, assuming dilution                                   2,769,231       14,822,552        1,392,265       14,604,349
                                                                     ==========      ===========       ===========     ===========

NET LOSS PER CLASS A COMMON SHARE:

Basic (1)                                                            $     0.28      $      1.74       $     0.56      $      3.19

Diluted (2)                                                          $     0.28      $      1.41       $     0.56      $      2.63



(1) The assumed exercise of options and warrants in periods of net loss are anti-dilutive and are not included in the computation and presentation of loss per Class A Common share.

(2) The assumed exercise of options and warrants are anti-dilutive but are included in the calculation of diluted loss per Class A Common share in accordance with Regulation S-K, Item 601 (a) (11).




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